Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 6, 2023, except for the effects of the tables reflecting the impact of the restatement as of and for the years ended March 31, 2023 and 2022 discussed in Note 14 and Note 15 (not presented herein) to the consolidated financial statements, as to which the date is June 28, 2024, relating to the consolidated financial statements of Quantum Corporation (the "Company"), which report appears in the Company's 2024 Annual Report on Form 10-K.

/s/ ArmaninoLLP
San Ramon, California

September 13, 2024